Exhibit 5.1
Norton Rose Fulbright US LL
August 12, 2022	1301 McKinney, Suite 5100
Houston, Texas 77010-3095
United States

Tel +1 713 651 5151
Tidewater Inc.	Fax +1 713 651 5246
842 West Sam Houston Parkway N, Suite 400	nortonrosefulbright.com
Houston, TX 77024

Ladies and Gentlemen:

We have acted as counsel to Tidewater Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 4,048,000 shares of its common stock, par value $0.001 per share (the “Shares”). The Shares are to be issued pursuant to the Registration Statement on Form S‑3 (Registration No. 333-234686), under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on November 14, 2019, including the base prospectus contained therein, as amended by Post-Effective Amendment No. 1 filed with the Commission on July 13, 2021 (the “Registration Statement”), and the preliminary prospectus supplement filed with the Commission on August 10, 2022 and the final prospectus supplement filed with the Commission on August 11, 2022 relating to the offering of the Shares (collectively, the “Prospectus Supplement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Shares.

As counsel to the Company, we have examined originals or copies of certain corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed that the persons identified to us as officers of the Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, that the Company will receive any required consideration for such Shares and the legal capacity of each individual who signed any of those documents. Without limiting the foregoing, we have examined the Underwriting Agreement (the “Agreement”), dated August 9, 2022, by and between the Company and Morgan Stanley & Co. LLC.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that when the Shares shall have been issued and delivered in accordance with the Agreement and for the consideration provided for therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Tidewater Inc.
August 12, 2022

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 12, 2022 and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP